EXHIBIT 10.9

                               AGREEMENT

     This Agreement is made and entered into effective the __ day of May, 2003 by and among Bion Environmental Technologies, Inc., a Colorado corporation ("Bion"), Centerpoint Corporation, a majority-owned subsidiary of Bion which is a Delaware corporation ("Centerpoint") and OAM, S.p.A., an Italian corporation ("OAM").

     WHEREAS, OAM is the former parent of Centerpoint and sold Bion its majority ownership interest in Centerpoint on January 10, 2002 pursuant to a series of agreements dated as of that date by and among Bion, OAM, Centerpoint and others (hereinafter collectively referred to as the "Transaction Documents"); and

     WHEREAS, the Transaction Documents contain certain "Post-Closing Adjustment" provisions that have made it economically undesirable for outside investors to provide capital to Bion;

     WHEREAS, Bion has received verbal commitments for investment of at least $700,000 to finance its opening an operating test facility in Texas, subject to the waiver of the Post-Closing Adjustment provisions (the "Financing");

     WHEREAS, Bion is fairly confident of having arranged additional funding of $1.25 million expected to close during November 2003, subject to successful completion of systems testing at the Texas facility and publication of the results therefrom;

     WHEREAS, subject to the representations, warranties, terms and conditions set forth herein, the parties hereto believe that it is in their respective and collective best interests to enter into this Agreement in order to facilitate Bion's efforts to obtain necessary capital under current market conditions;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     (1) Subject to paragraphs 2 and 5 below, and to the receipt by OAM of full and final payment of $25,000 under that certain Stock Transfer Agreement, dated as of May 27, 2003, between OAM and Anthony Orphanos (the "STA"),
Section 1.2 of that certain Stock Purchase Agreement dated as of January 10, 2002 by and between OAM and Bion (the "OAM Stock Purchase Agreement") is hereby waived as it would apply to the Financing and any financings or other transactions or issuances thereafter. Without limiting the foregoing and for avoidance of doubt, Bion acknowledges and agrees that in the event full and final payment under the STA is not made pursuant to its terms, Bion shall be required to honor Section 1.2 of the OAM Stock Purchase Agreement as it applies to the Financing, including any closing of the Financing that may then have already occurred, in addition to any other rights OAM may have under such provision.

     (2) Bion represents and warrants that on or before closing of the Financing, all other existing holders of Bion securities as of such date shall have agreed to waive the applicability to the Financing and any future financing of any anti-dilution, penalty or post-closing adjustment rights or similar protections which might otherwise be applicable to the Financing. If and to the extent Bion directly or indirectly extends to any such holders any protection against dilution, Bion shall make such adjustment to the Bion securities held by OAM or issue to OAM such additional shares, or undertake obligations to do so, such that on an equitable basis OAM is accorded anti-dilution protection no less favorable than that accorded such other holder. The representations, warrantees and covenants in this paragraph shall be deemed a condition to the effectiveness of paragraph 1 above.

     (3) The parties acknowledge that (a) under Section 3(1) of that certain Assignment of Assignment of Claims Agreement and Section 2(1) of that certain Assignment of Assignment of Escrow Agreement, both of which agreements are dated January 10, 2002 and are by and between Bion and OAM and which are binding on Centerpoint in certain respects (together, the "Assignment Agreements"), OAM is entitled to reimbursement of 35% of certain fees and expenses, and (b) that OAM is entitled to reimbursement of 100% of certain other fees accrued by OAM or its parent companies for the benefit of Centerpoint (together, the reimbursable amounts under clauses (a) and (b) being, the "Legal Reimbursements"). The parties agree that the amount of the accrued and unpaid Legal Reimbursements through the date hereof is as set forth on Exhibit A attached hereto. Additionally, the parties acknowledge that Deloitte & Touche is owed by OAM $25,000, towards which Centerpoint Corporation will pay OAM $12,500 (such amount being the "Outstanding Accounting Accrual") as provided below. Centerpoint acknowledges that such amount is separate and distinct from, and agrees that it will not use payment of the Outstanding Accounting Accrual as a defense to or set-off against, any other sums which Deloitte & Touche may claim are owed to it by Centerpoint. The parties agree that OAM shall be entitled to have disbursed to it, rather than Centerpoint Corporation, any settlement proceeds or other proceeds otherwise payable to Centerpoint based upon its thirty-five percent ownership of the claims subject of the Assignment Agreements, until such time as the amount of such disbursements equals the sum of the Legal Reimbursements accrued through such date and the Outstanding Accounting Accrual. The parties acknowledge that payment of Legal Reimbursements thereafter shall continue to be governed by the terms of the Assignment Agreements.

     (4) Bion and Centerpoint hereby agree to use their respective and collective best efforts to cause Centerpoint to hold a special meeting of its stockholders in New York City within sixty days after the date on which this Agreement is executed by all of the parties hereto for the purpose of seeking formal stockholder ratification of that certain Agreement between Bion and Centerpoint dated February 12, 2003, a copy of which is attached hereto as Exhibit B (the "Centerpoint Agreement"). OAM hereby agrees that it will not vote its shares against such ratification at the special meeting. For purposes of clarification, Bion agrees that Paragraph 2a) of the Centerpoint Agreement shall only be deemed to apply to: a) Section 2.4 of the Subscription Agreement between Centerpoint and Bion, and b) Section 1.2 of the Registration Rights Agreement between Centerpoint and Bion; and not to any other agreement between or among them.

     (5) Bion shall pay (i) to OAM the sum of $80,000, and (ii) on behalf of OAM, to Kramer Levin Naftalis & Frankel LLP the sum of $10,000 (towards legal fees incurred from March 2003 through the date hereof in connection with the negotiations of the parties), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Exhibit B attached hereto within two business days after formal ratification of the Centerpoint Agreement by a majority of the Centerpoint stockholders that are present (in person or by proxy) at the Centerpoint stockholder meeting other

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than Bion. Full and final payment of such amounts in accordance with the requirements of this paragraph 5, shall be a condition precedent to effectiveness of paragraph 1 above.

     (6) The parties may not amend this Agreement except in a written instrument that is executed by an authorized officer of each of the parties hereto.

     (7) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     (8) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to its statutes relating to conflicts of laws.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              Bion Environmental Technologies, Inc.,
                              a Colorado corporation


                              By: /s/ Mark A. Smith
                                  -------------------------------------
                                  Authorized Officer


                              Centerpoint Corporation,
                              a Delaware corporation


                              By: /s/ Mark A. Smith
                                  -------------------------------------
                                  Authorized Officer


                              OAM, S.p.A.,
                              an Italian corporation


                              By: /s/ Mark S. Hauser
                                  -------------------------------------
                                  Authorized Officer













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                               Exhibit A
                         Legal Reimbursements

Advances to date in respect of which OAM is entitled to 100% reimbursement:

Traverso (Perotto)   Euro 15,230

Accrued and unpaid to date, to which OAM is entitled to 35% reimbursement:

Traverso (Perotto)   Euro 14,970

Total "Legal Reimbursements" to date:

15,230 + (14,970 X 35%) = Euro 20,469.5



                               Exhibit B
                      Wire Transfer Instructions

OAM
ABA #:          031207607
Account #:      80-2136-7019
Account Name:   Trident Rowan Group Inc OAM
Contact:        Maria Quintana

Kramer Levin Naftalis & Frankel LLP

To:     	Citibank, N.A.
            Citicorp Center 153 E. 53rd Street NY, N.Y. 10043
ABA #:      021000089
Account:    Kramer Levin Naftalis & Frankel LLP Money Market A\C 37613572
Contact:    Margaret King (212) 559-0030